LEADER FUNDS TRUST

CLASS C

MASTER DISTRIBUTION AND SHAREHOLDER SERVICING PLAN

PURSUANT TO RULE 12B-1

UNDER THE INVESTMENT COMPANY ACT OF 1940

Adopted [                      ]

WHEREAS, Leader Funds Trust, a Delaware statutory trust (the "Trust"), is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company; and

WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest without par value (the "Shares"), which may be divided into one or more series of Shares (each such series a "Fund" and collectively, the "Funds"); and

WHEREAS, the trustees of the Trust as a whole, and the Independent Trustees, have determined, through the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Sections 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that amendment and consolidation of the Existing Plans into separate master plans for each class of Shares offered by the Funds, including, without limitation, this Master Distribution and Shareholder Servicing Plan for Class C Shares of the Funds (this "Plan") will benefit each applicable Fund and its shareholders; and

WHEREAS, each Fund may engage a distributor (the "Distributor") to provide, or arrange for the provision of services pursuant to this Plan and the Funds are willing to authorize the payment of certain fees as set forth herein in consideration of the Distributor’s offering such services.

NOW THEREFORE, the Trust hereby adopts this Plan for each Fund listed in Exhibit A (as it may be amended from time to time) and the payment of certain fees as follows:

1.	Distribution Activities and Shareholder Services.

a.                   Distribution Activities. Each Fund is authorized to engage in, directly or indirectly through the Distributor or otherwise, and to perform, or cause to be performed, activities related to the distribution of Class C Shares of the Fund, which activities may include, but are not limited to, the following ("Distribution Activities"): (a) the making of payments, including payment of incentive compensation, to securities dealers or other financial intermediaries, financial institutions, investment advisers and others that are engaged in the sale of Class C Shares of the Fund, or that may be advising shareholders of the Fund regarding the purchase, sale or retention of Class C Shares of the Fund; (b) incurring expenses of maintaining personnel (including personnel of organizations with which the Fund has entered into agreements related to this Plan) who engage in or support distribution of Class C Shares of the Fund; (c) incurring costs of preparing, printing and distributing prospectuses and statements of additional information and reports of the Fund for recipients other than existing shareholders of the Fund; (d) incurring costs of formulating and implementing marketing and promotional activities, including, but not limited to, sales seminars, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (e) incurring costs of preparing, printing and distributing sales literature; (f) incurring costs of obtaining such information, analyses and reports with respect to marketing and promotional activities as the Fund may, from time to time, deem advisable; and (g) incurring costs of implementing and operating this Plan. The Trust also is authorized to engage in Distribution Activities related to the distribution of Class C Shares of the Funds, either directly or indirectly through persons with whom the Trust has entered into agreements related to this Plan, including, without limitation, the Distributor.

b.                  Shareholder Services. In order to facilitate and/or enhance the Fund’s and/or the Trust’s Distribution Activities related to the Fund’s Class C Shares, each Fund may pay fees (or otherwise incur expenses) (subject to the limitations set forth in Section 2 hereof) for Shareholder Services. For purposes of this Plan “Shareholder Services” shall mean those services of securities dealers or other financial intermediaries, financial institutions, investment advisers and others rendered in connection with the holding of Class C Shares of the Fund for shareholders in omnibus accounts or as shareholders of record or in providing shareholder support or administrative services to the Fund and its shareholders or that are rendered to shareholders of the Fund’s Class C Shares and not otherwise provided by the Trust’s transfer agent, including, but not limited to, allocated overhead, office space and equipment, telephone facilities and expenses, answering routine inquiries regarding the Trust or the Fund, processing shareholder transactions, and in providing such other shareholder services as the Trust or the Fund may reasonably request.

2.                  Fees.

a.                   Distribution and Shareholder Service Fees. Each Fund is authorized to pay the Distributor, as compensation for Distribution Activities and Shareholder Services, at an aggregate, annualized rate not to exceed the lesser of (i) the "Maximum Authorized Rate" and (ii) the "Currently Approved Rate" (each as set forth opposite such Fund’s name on Exhibit A attached hereto). The "Maximum Authorized Rate" shall mean the maximum rate authorized by the Board under this Plan and the "Currently Approved Rate" shall mean that portion of the Maximum Authorized Rate that is currently authorized for payment by the Fund, as may be amended from time to time by the Board. The applicable rate shall be applied to the average daily net assets attributable to Class C Shares of the Fund. In no event shall the rate paid for Distribution Activities exceed 0.75% and the rate paid for Shareholder Services exceed 0.25% per annum.

b.                  Fees in Relation to Expenses. The amount of fees payable by each Fund pursuant to this Section 2 may be greater or lesser than the expenses actually incurred by such Fund or by the Distributor or other financial intermediary on behalf of such Fund in connection with the performance of Distribution Activities

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and Shareholder Services. The amount of fees payable by each Fund to the Distributor pursuant to this Section 2 may be reduced by amounts (if any) paid directly by such Fund to the provider of any Distribution Activities or Shareholder Services.

3.                  Authority of the Distributor. Each Fund is hereby authorized and directed to retain the services of the Distributor to act as its principal underwriter, and, in such capacity, the Distributor is authorized to engage in Distribution Activities and/or Shareholder Services for and on behalf of the Funds and to enter into agreements with securities dealers, financial intermediaries, financial institutions, investment advisers, and others to engage in Distribution Activities and/or Shareholder Services for and on behalf of the Funds and to receive for itself or for the benefit of such third parties (and to the extent received for the benefit of such third parties to pay to such third parties) the fees authorized to be paid by the Funds pursuant to Section 2 hereof. The Distributor also is authorized to make payments to the investment adviser of any Fund for reimbursement of marketing related expenses and/or compensation for administrative assistance.

4.                  Term and Termination.

a.                   This Plan shall become effective with respect to each Fund listed on Exhibit A attached hereto (which may be amended from time to time) upon the first issuance by such Fund of Class C Shares.

b.                  Unless terminated as herein provided, this Plan shall continue in effect for one year from the effective date and shall continue in effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both: (i) the trustees of the Board; and (ii) the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval.

c.                   This Plan may be terminated with respect to a Fund at any time, without payment of any penalty, by the vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities of the Class C Shares of the Fund; and Exhibit A attached hereto shall be amended accordingly.

d.                  The Trust or any Fund subject to this Plan may terminate any agreement related to this Plan, without payment of any penalty, by the vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities of the Class C Shares of the Fund, upon sixty (60) days written notice to the other parties to such agreement. In addition, any agreement related to this Plan shall terminate automatically in the event of its assignment.

5.                  Amendments. All material amendments to this Plan (including, without limitation, material amendments to Exhibit A attached hereto) must be approved in the manner provided for annual renewal of this Plan in Section 4(b) hereof. In addition, this Plan (including, without limitation, Exhibit A attached hereto) may not be amended to increase materially the amount of expenditures provided for in Sections 2 and 3 hereof unless such

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amendment is approved by a vote of the majority of the outstanding voting securities of the Class C Shares of the Fund to which the increase applies.

6.                  Selection and Nomination of Independent Trustees. While this Plan is in effect, the selection and nomination of the Independent Trustees shall be made solely at the discretion of the Independent Trustees.

7.                  Quarterly Reports. The Board shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

8.                  Recordkeeping. The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 7 hereof, for a period of not less than six years from the date of this Plan, the agreements or such reports, as the case may be, the first two years in an easily accessible place.

9.                  Limitation of Liability. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of the State of Delaware and notice is hereby given that this Plan is executed on behalf of the trustees of the Trust as trustees and not individually and that the obligations of this Plan are not binding upon the trustees, the shareholders of the Funds individually or, with respect to each Fund, the assets or property of any other series of the Trust, but are binding only upon the assets and property of each Fund, respectively.

10.              Incorporation by Reference. Exhibit A to this Plan (as the same may be amended from time to time) shall be deemed part of this Plan and is incorporated herein by this reference.

11.              Defined Terms. As used in this Plan, the terms "majority of the outstanding voting securities," "assignment," and "interested person" shall have the meanings ascribed to those terms in the 1940 Act.

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Exhibit A

LEADERS FUNDS TRUST

CLASS C

MASTER DISTRIBUTION AND SHAREHOLDER SERVICING PLAN

Date Last Amended: [                      ]

Fund Name	Maximum Authorized Rate	Currently Approved Rate	Distributor
Leader Short Duration Bond Fund	1.00%	1.00%	Ceros Financial Services, Inc.
Leader Total Return Fund	1.00%	1.00%	Ceros Financial Services, Inc.

Acknowledged and Approved by:

Leader Funds Trust By: _____________________________ John Lekas, CEO	Ceros Financial Services, Inc. By: _______________________________